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                                                                     EXHIBIT 3.1

                          ARTICLES OF AMENDMENT TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                            SUNAIR ELECTRONICS, INC.

                              A FLORIDA CORPORATION

      Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, the Articles of Incorporation of Sunair Electronics, Inc. are hereby amended as follows:

      1. Article II of the Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

                                   "ARTICLE II

                           GENERAL NATURE OF BUSINESS

      The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act, as amended from time to time."

      2. Article III of the Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

                                  "ARTICLE III

                                AUTHORIZED STOCK

      1. Authorized Stock. The total number of shares which this corporation is authorized to issue is one hundred and eight million (108,000,000) shares, of which one hundred million (100,000,000) shares shall be common stock, par value $0.10 per share ("Common Stock"), and eight million (8,000,000) shares shall be preferred stock, no par value per share (the "Preferred Stock").

      2. Common Stock. Subject to the requirements of law, these Articles of Incorporation, as amended from time to time, and the resolution or resolutions of the Board of Directors creating or amending any series of the Preferred Stock, the holders of Common Stock shall (i) in the event of any liquidation, dissolution or other winding up of the corporation, whether voluntary or involuntary, and after all holders of the Preferred Stock shall have been paid in full the amounts to which they respectively shall be entitled, be entitled to receive all the remaining assets of the corporation of whatever kind, such assets to be distributed pro rata to the holders of the Common Stock; and (ii) after payment in full of all dividends to which holders of the Preferred Stock shall be entitled, be entitled to receive such dividends as and when the same may be declared from time to time by the Board of Directors out of funds legally available therefor. Except as otherwise required by law and the provisions of these Articles of Incorporation, as amended from time to time, and except as provided by the resolution or resolutions of

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      the Board of Directors creating or amending any series of Preferred Stock, the holders of Common Stock possess full voting power for the election of directors and for all other purposes, and each holder thereof shall be entitled to one vote for each share held of record by such holder on all matters on which shareholders generally are entitled to vote.

      3. Preferred Stock. The Preferred Stock shall be issued in one or more series. The Board of Directors of the corporation is hereby expressly authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative rights, preferences and limitations of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limitation thereto, the determination of any or all of the following, and the shares of each series may vary from the shares of any other series in the following respects:

      (a) the number of shares constituting such series and the designation thereof to distinguish the shares of such series from the shares of all other series;

      (b) the annual dividend rate on the shares of that series and whether such dividends shall be cumulative and, if cumulative, the date from which dividends shall accumulate;

      (c) the redemption price or prices for the particular series, if redeemable, and the terms and conditions of such redemption;

      (d) the preference, if any, of shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the corporation;

      (e) the voting rights, if any, in addition to the voting rights prescribed by law and the terms of exercise of such voting rights;

      (f) the right, if any, of shares of such series to be converted into shares of any other series or class and the terms and conditions of such conversion; and

      (g) any other relative rights, preferences and limitations of that series."

      The foregoing amendments to the Articles of Incorporation of the corporation were recommended by the board of directors of the corporation and submitted to the shareholders of the corporation for approval at a meeting of the shareholders of the corporation, held on February 4, 2005. The amendments to the Articles of Incorporation of the corporation were approved by the holders of a majority of the issued and outstanding shares of common stock of the corporation, with the number of votes cast for the amendments being sufficient for approval in accordance with the applicable provisions of the Florida Business Corporation Act.

                            [SIGNATURE PAGE FOLLOWS]

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      IN WITNESS WHEREOF, the undersigned duly authorized officer of the corporation has executed these Articles of Amendment to the Articles of Incorporation as of this 8th day of February, 2005.

                                          /s/ James E. Laurent
                                          --------------------------------------
                                          James E. Laurent
                                          President and Chief Executive Officer

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